The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-141899

SUBJECT TO COMPLETION DATED MAY 10, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated April 5, 2007)

$             First Mortgage Bonds,             % Series due 2047

We will pay interest on the bonds on May 15, August 15, November 15 and February 15 of each year, beginning on August 15, 2007. The bonds will bear interest at a rate of             % per year and will mature on May 15, 2047. We may redeem the bonds, in whole or in part, at any time on or after May 15, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

The bonds will be secured equally with all other bonds outstanding or hereafter issued under our mortgage. The bonds will be issued in minimum denominations of $25 and in multiples of $25.

Payments of principal and interest on the bonds when due will be insured by a financial guaranty insurance policy to be issued by Financial Guaranty Insurance Company.

We intend to apply to list the bonds on the New York Stock Exchange and, if approved, we expect trading in the bonds on the New York Stock Exchange to begin within 30 days after the original issue date. The bonds are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the bonds that is not included in the trading price.

Investing in these securities involves certain risks. See “ Risk Factors” in “Item 1A—Risk Factors” beginning on page 18 of our annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007 which are incorporated by reference herein and beginning on page S-6 of this prospectus supplement.

	Price to Investors(1)		Underwriters’ Discount		Proceeds to Us Before Expenses(1)
Per bond		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from May , 2007, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the bonds will be ready for delivery only through The Depository Trust Company and its participants, in book-entry form on or about May     , 2007.

Joint Book-Running Managers

Citi	Wachovia Securities

Senior Co-Manager

UBS Investment Bank

Co-Managers

Banc of America Securities LLC	Barclays Capital	Deutsche Bank Securities

The date of this prospectus supplement is May     , 2007.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

The Company

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 669,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar’s wholly owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.westarenergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see the sections of the accompanying prospectus captioned “Available Information” and “Incorporation of Certain Documents by Reference.”

We refer to Westar Energy, Inc., together with its consolidated subsidiaries, in this prospectus supplement as “Westar” or “we,” “us,” “our” or comparable terms, and to Financial Guaranty Insurance Company as “Financial Guaranty” or the “insurer.”

The Offering

Issuer	Westar Energy, Inc.

Securities Offered	$ aggregate principal amount of First Mortgage Bonds, % Series due 2047.

Maturity	The bonds will mature on May 15, 2047.

Interest	Interest on the bonds will accrue at the rate of % per year, payable quarterly in cash in arrears on each May 15, August 15, November 15 and February 15, beginning on August 15, 2007.

Security

The bonds will be secured equally and ratably with all other first mortgage bonds now outstanding or hereafter issued under the mortgage by a lien on substantially all of our fixed property and franchises, including certain after-acquired property, subject to certain exceptions.

Insurance

Payments of principal and interest on the bonds when due will be insured by a financial guaranty insurance policy, or the policy, to be issued by Financial Guaranty for the benefit of the holders of the bonds.

Ranking

The bonds will be our secured obligations, equal in right of payment to all other bonds currently outstanding or hereafter issued under our mortgage. The mortgage under which we will issue the bonds prohibits us from incurring other debt senior or equal to the bonds offered hereby unless certain tests are met. The bonds will be structurally subordinate to the debt of our subsidiaries with respect to the assets of our subsidiaries.

As of March 31, 2007, after giving effect to this offering and the use of proceeds from the bonds, we would have had total indebtedness on our consolidated balance sheet of approximately $             billion. Of this amount, approximately $387.4 million (excluding intracompany debt and trade payables) was senior with respect to the assets of our subsidiaries because our subsidiaries are the obligors under such indebtedness.

Listing

We intend to apply to list the bonds on the New York Stock Exchange and, if approved, we expect trading in the bonds on the New York Stock Exchange to begin within 30 days after the original issue date. The bonds are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the bonds that is not included in the trading price.

Further Issues

We may, without the consent of the holders of the bonds offered hereby, issue additional bonds ranking equally with bonds of other series then outstanding, including the bonds offered hereby, having dates, maturities, interest rates, redemption prices and other terms as our board of directors may determine only if certain conditions in the mortgage are satisfied. See “Description of Bonds—Issuance of Additional Bonds” in this prospectus supplement and “Description of First Mortgage Bonds—Issuance of Additional Bonds” in the accompanying prospectus. As of March 31, 2007, approximately             million principal amount of additional first mortgage bonds could be issued under the most restrictive provisions of the mortgage, taking into account the issuance of the bonds offered hereby.

Optional Redemption

We may redeem the bonds, in whole or in part, at any time on or after May 15, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Ratings

We anticipate that the bonds will be rated “AAA” by Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., or S&P, “Aaa” by Moody’s Investors Service, or Moody’s, and “AAA” by the Fitch Ratings, Ltd., or Fitch. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the bonds. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.

Use of Proceeds

We intend to use the net proceeds from the sale of the bonds to repay revolver borrowings under our Second Amended and Restated Credit Agreement, dated as of March 17, 2006, and the remainder, if any, for working capital and general corporate purposes including, but not limited to, funding our operations and acquiring capital equipment.

We have incurred, and from time to time in the future may incur, revolver borrowings under our credit agreement. As of the date of this prospectus supplement, revolver borrowings bear interest at either the London Interbank Offered Rate (LIBOR) plus 0.55% or a base rate, as defined in the credit agreement, currently equal to the prime rate, and may vary in the future depending on our credit ratings and the then outstanding principal amount of revolver borrowings. As of May 8, 2007, we had approximately $250 million in outstanding revolver borrowings.

Book Entry

The bonds will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, DTC and registered in the name of DTC or its nominees. Beneficial interests in any of the bonds will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and these beneficial interests may not be exchanged for certificated bonds, except in limited circumstances. See “Description of Bonds—Book-Entry System” in this prospectus supplement.

Governing Law	The supplemental indenture and mortgage that govern the terms of the bonds are governed by the laws of Kansas.

RISK FACTORS

Prospective investors should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and any documents incorporated herein by reference before deciding to invest in any of the bonds. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

We and our subsidiaries have significant debt and debt-like obligations and may not maintain investment-grade credit ratings.

We and our subsidiaries have a significant amount of debt and debt-like obligations. Our credit rating and the credit ratings of our subsidiaries may in the future be lower than the current or historical credit ratings. In addition, our senior unsecured debt is not rated as investment grade by S&P and it is possible that we or any of our subsidiaries that issue debt may not obtain or maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us and our subsidiaries. A downgrade in our or any of our subsidiaries’ existing credit ratings or failure by us and our subsidiaries to maintain investment-grade credit ratings could have a material adverse effect on our operating results, our ability to obtain additional financing and on the market value of the bonds.

Although we intend to apply for the bonds to be approved for listing on the New York Stock Exchange, we cannot assure you that an active trading market will develop for the bonds.

The bonds are a new issue of securities for which there is no trading market. Although we intend to apply for the bonds to be approved for listing on the New York Stock Exchange, we can provide no assurance regarding the future development or maintenance of a market for the bonds or the ability of holders of the bonds to sell their bonds. If such a market were to develop on the New York Stock Exchange or otherwise, the bonds could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the bonds;

•	the outstanding principal amount of the bonds; and

•	the level, direction and volatility of market interest rates generally.

We may choose to redeem the bonds prior to maturity.

We may redeem all or a portion of the bonds at any time on or after May 15, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the bonds being redeemed. Our redemption right may also adversely affect your ability to sell your bonds as May 15, 2012 approaches and after such date.

The policy will not cover all of our payments on the bonds, and Financial Guaranty will control bondholders’ rights and remedies if the policy is not in default.

Since Financial Guaranty is required to issue the policy simultaneously with the initial issuance of the bonds, Financial Guaranty, so long as it is not in default under the policy, shall be entitled to control and direct the enforcement of all rights (including voting rights) and remedies with respect to the bonds. Therefore, upon the occurrence and continuation of an event of default under the mortgage governing the bonds, Financial Guaranty, and not the holders of the bonds, will be entitled to direct the acceleration of the maturity of the bonds upon the occurrence of an event of default. Our timely payment of the regularly scheduled payments of the principal of and interest on the bonds when due will be insured by the policy. However, all other redemption payments, if applicable, and payments due upon any acceleration of the maturity of the bonds permitted in accordance with the terms of the mortgage and the policy will not be insured by the policy. Furthermore, in no event may amounts payable under the policy be accelerated in advance of their original due dates, even if Financial Guaranty fails to make a required payment under the policy or becomes subject to a receivership, liquidation or insolvency proceeding. In any such proceeding, payments that are insured under the policy but which are not due for payment may be deemed to be contingent claims against Financial Guaranty and, thus, the right to receive such payments from Financial Guaranty may be subject to a priority granted in favor of matured claims against Financial Guaranty.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated statement of operations data. The selected consolidated statement of operations data for each of the years in the five-year period ended December 31, 2006 were derived from our audited consolidated financial statements. The selected consolidated statement of operations data for the three months ended March 31, 2006 and 2007 were derived from our unaudited consolidated financial statements. You should read the following data in conjunction with our consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, each of which are incorporated herein by reference.

	Year ended December 31,					Three months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(thousands)
Sales	$1,423,151	$1,461,143	$1,464,489	$1,583,278	$1,605,743	$340,023	$370,306
Income from continuing operations before income taxes	77,297	244,683	133,523	195,381	221,621	35,587	42,189
Earnings (loss) available for common stock	(793,400)	84,042	177,900	134,640	164,339	26,596	29,933

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Three months ended March 31, 2007	Years ended December 31,
	2006	2005	2004	2003	2002
1.82x	2.25x	2.05x	1.62x	1.81x	1.23x

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the bonds to repay revolver borrowings under our Second Amended and Restated Credit Agreement, dated as of March 17, 2006, and the remainder, if any, for working capital and general corporate purposes including, but not limited to, funding our operations and acquiring capital equipment. We may invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities pending application thereof.

We have incurred, and from time to time in the future may incur, revolver borrowings under our credit agreement. As of the date of this prospectus supplement, revolver borrowings bear interest at either the London Interbank Offered Rate (LIBOR) plus 0.55% or a base rate, as defined in the credit agreement, currently equal to the prime rate, and may vary in the future depending on our credit ratings and the then outstanding principal amount of revolver borrowings. As of May 8, 2007, we had approximately $250 million in outstanding revolver borrowings.

CAPITALIZATION

The capitalization table sets forth our consolidated cash and cash equivalents, short-term debt and capitalization as of March 31, 2007. As a result of this offering, long-term debt and capitalization will increase by an amount equal to the aggregate principal amount of the bonds and short-term debt will decrease by an amount that approximates the net proceeds from the sale of bonds in this offering. See, “Use of Proceeds.”

As of March 31, 2007
(thousands)
Cash and cash equivalents	$7,434

Short-term debt	$239,000

Long-term debt, net	$1,563,308
Shareholders’ equity:
Cumulative preferred stock	21,436
Common stock	437,523
Paid-in capital	920,244
Retained earnings	202,177
Accumulated other comprehensive income (loss), net	82

Total shareholders’ equity	1,581,462

Capitalization	$3,144,770

DESCRIPTION OF BONDS

We are offering $             aggregate principal amount of our First Mortgage Bonds,         % Series due 2047. The bonds will be a separate series of securities issued and secured by the Mortgage and Deed of Trust, dated as of July 1, 1939, between us and The Bank of New York Trust Company, N.A. (a successor to Harris Trust and Savings Bank), as trustee, as supplemented and amended. We refer to the original mortgage, as so supplemented and amended, as the mortgage. The terms of the bonds include those stated in the mortgage and those made part of the mortgage by reference to the Trust Indenture Act of 1939, as amended. The mortgage provides that we will have the ability to issue securities with terms different from those of the bonds. Copies of the mortgage and the form of bonds are available from us upon request.

The following, along with the additional information contained in the accompanying prospectus under “Description of First Mortgage Bonds,” is a summary of the material provisions of the mortgage and the bonds. Because this is a summary, it may not contain all the information that is important to you. For further information, you should read the mortgage and the bonds. As used in this section of this prospectus, the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Basic Terms of the Bonds

The bonds:

•	will be secured equally with all other bonds outstanding or hereafter issued under our mortgage;

•

will be issued in an initial aggregate principal amount of $            , maturing on May 15, 2047, with interest payable quarterly on each May 15, August 15, November 15 and February 15, beginning August 15, 2007, to holders of record on the preceding May 1, August 1, November 1 and February 1; and

•	are issuable in fully registered book-entry form, in denominations of $25.00 and multiples thereof.

Interest Payments

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the bonds will accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid and will be payable quarterly on interest payment dates described for each year. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

For more information on payment and transfer procedures for the bonds, see “— Book-Entry System” below.

Special Insurance Provisions of the Mortgage

Subject to the provisions of the mortgage, so long as Financial Guaranty is not in default of its obligations under the insurance policy, it shall be entitled to control and direct the enforcement of all rights and remedies and to exercise all voting privileges granted to bondholders under the mortgage, including, without limitation, (i) the right to accelerate the principal of the bonds and (ii) the right to annul any declaration of acceleration, upon the occurrence and continuation of an event of default (as defined in the mortgage), and Financial Guaranty shall also be entitled to approve all waivers of any such events of default.

Optional Redemption

We will have the right at our option to redeem the bonds in whole or in part, at any time or from time to time on or after May 15, 2012 and prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder, at a redemption price equal to 100% of the principal amount of such bonds, plus any accrued and unpaid interest thereon to the date of redemption.

On and after the redemption date, interest will cease to accrue on the bonds or any portion of the bonds called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the bonds to be redeemed on such date. If less than all of the bonds of any series are to be redeemed, the bonds to be redeemed shall be selected by lot by the trustee by such method as the trustee shall deem proper. Additionally, we may at any time repurchase bonds in the open market and may hold or surrender such bonds to the trustee for cancellation.

Trading Characteristics

We intend to apply to list the bonds on the New York Stock Exchange. We expect the bonds to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued but unpaid interest on the bonds that is not included in their trading price.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the bonds.

Issuance of Additional Bonds

We may, without the consent of the holders of the bonds offered hereby, issue additional bonds ranking equally with the bonds of any series under the mortgage then outstanding, including the bonds offered hereby, having dates, maturities, interest rates, redemption prices and other terms as our board of directors may determine only if certain conditions in the mortgage are satisfied. See “Description of First Mortgage Bonds—Issuance of Additional Bonds” in the accompanying prospectus.

As of March 31, 2007, approximately $           million principal amount of additional first mortgage bonds could be issued under the most restrictive provisions of the mortgage, taking into account the issuance of the bonds offered hereby.

Substitution of Bonds

We or any successor entity will have the right to substitute mortgage bonds or other similar secured instruments for the bonds offered hereby, provided that (1) such substitute mortgage bonds or other similar secured instruments have terms that are (x) identical to those of the bonds offered hereby as to principal amount then outstanding and the then current interest rate, maturity date, interest payment dates and optional redemption provisions and (y) otherwise substantially similar to those of the bonds offered hereby and carry ratings equal to or better than the then current ratings of the bonds offered hereby, (2) we deliver to the trustee an opinion of counsel that such substitution will not result in the recognition of capital gain or loss for U.S. federal income tax purposes to the holders of the bonds offered hereby and (3) we deliver certain other certificates and documents, as required by the supplemental indenture to the mortgage related to the bonds offered hereby to the trustee. We expect that substitution of the bonds offered hereby will generally occur, if at all, within the context of an internal reorganization or the creation of a new mortgage indenture.

Governing Law

The supplemental indenture and mortgage that govern the terms of the bonds are governed by the laws of Kansas.

Book-Entry System

We will initially issue the bonds in the form of one or more global securities, or Global Securities. The Global Securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Global Securities directly through DTC if such holder has an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream.

DTC

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, or participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Securities with DTC, DTC will credit on its book entry registration and transfer system the principal amount of bonds represented by such Global Securities to the accounts of participants. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security other than participants). All interests in a Global Security deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Securities.

So long as DTC (or its nominee) is the registered holder and owner of a Global Security, DTC (or such nominee) will be considered the sole legal owner and holder of the bonds evidenced by such Global Security for all purposes of such bonds and the indenture. Except as set forth below under “— Certificated Bonds,” as an owner of a beneficial interest in a Global Security, you will not be entitled to have the bonds represented by such Global Security registered in your name, will not receive or be entitled to receive physical delivery of certificated bonds and will not be considered to be the owner or holder of any bonds under such Global Security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Security desires to take any action that DTC, as the holder of such Global Security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the bonds represented by the Global Securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the Global Securities will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable Global Security as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the Global Securities held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for any bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the Global Securities owning through such participants.

All amounts payable under the bonds will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, the cable guarantors or any of our or their respective agents shall be liable to any holder of a Global Security or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Bonds

Subject to certain conditions, the bonds represented by the Global Securities are exchangeable for certificated bonds in definitive form of like tenor in denominations of $25.00 principal amount and multiples thereof if:

(1)	DTC provides notification that it is unwilling or unable to continue as depositary for the Global Securities or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days;

(2)	we in our discretion at any time determine not to have all the bonds represented by the Global Securities; or

(3)	a default entitling the holders of the applicable bonds to accelerate the maturity thereof has occurred and is continuing.

Any bond that is exchangeable as above is exchangeable for certificated bonds issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment

The indenture requires payments to be made in respect of the applicable bonds represented by the Global Securities (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holder thereof or, if no such account is specified, by mailing a check to such holder’s registered address.

Payments (including principal, premium and interest) and transfers with respect to bonds in certificated form may be executed at the office or agency maintained for such purpose within the City and State of New York (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable bonds, provided that all payments (including principal, premium and interest) on bonds in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

THE POLICY AND INSURER

The information under this heading and the form of policy attached as Appendix A to this prospectus supplement has been supplied by Financial Guaranty for use in this prospectus supplement. No representation is made by Westar or any underwriter as to the accuracy and completeness of any such information. Neither Financial Guaranty nor any of its affiliates accepts any responsibility for the accuracy or completeness of, nor have they participated in the preparation of, this prospectus supplement, the accompanying prospectus or any other information or disclosure that is provided to potential purchasers of the bonds, or omitted from such disclosure, other than with respect to the accuracy of the information regarding the policy and Financial Guaranty and its affiliates set forth or incorporated by reference as described in this section. In addition, Financial Guaranty makes no representation regarding the bonds or the advisability of investing in the bonds.

The Policy

Concurrently with the issuance of the bonds, Financial Guaranty will issue the policy for the benefit of the holders of the bonds. The policy will unconditionally guarantee the payment of principal of (at stated maturity), and interest on the bonds, as such payments shall become due for payment (as defined below), but shall be unpaid by reason of nonpayment (as defined below) by us. Financial Guaranty will make such payments to U.S. Bank Trust National Association or its successor as its agent, or fiscal agent, on the later of the date on which such principal or interest (as applicable) is due for payment or on the business day next following the day on which Financial Guaranty shall have received notice (in accordance with the terms of the policy) from an owner of the bonds or the trustee of the nonpayment of such amount by us or on our behalf. The fiscal agent will disburse such amount due for payment on any bond to its owner upon receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner’s right to receive payment of principal or interest due for payment and evidence, including any appropriate instruments of assignment, that all of such owner’s rights to payment of such principal or interest (as applicable) shall be vested in Financial Guaranty.

“Nonpayment” in respect of the bonds means our failure to have provided sufficient funds to the Trustee for payment in full of all principal or interest due for payment (as applicable) and also includes any payment made to an owner of bonds by us or on our behalf which has been recovered from such holder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

“Due for payment” means, when referring to the principal of a bond, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a bond, the stated date for payment of interest. Once issued, the policy is non-cancellable by Financial Guaranty.

As a condition of its commitment to insure the bonds, Financial Guaranty has been granted certain rights under the mortgage and the bonds. The specific rights granted to Financial Guaranty in connection with its insurance of the bonds may be set forth in the description of the principal legal documents appearing elsewhere in this prospectus supplement, and reference should be made thereto.

The policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The Insurer

Financial Guaranty is a New York stock insurance corporation that writes financial guaranty insurance in respect of public finance and structured finance obligations and other financial obligations, including credit default swaps. Financial Guaranty is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and the United Kingdom.

Financial Guaranty is a direct, wholly owned subsidiary of FGIC Corporation, a Delaware corporation. At March 31, 2007, the principal owners of FGIC Corporation and the approximate percentage of its outstanding common stock owned by each were as follows: The PMI Group, Inc. – 42%; affiliates of the Blackstone Group L.P. – 23%; and affiliates of the Cypress Group L.L.C. – 23%. Neither FGIC Corporation nor any of its stockholders or affiliates is obligated to pay any debts of Financial Guaranty or any claims under any insurance policy, including the policy, issued by Financial Guaranty.

Financial Guaranty is subject to the insurance laws and regulations of the State of New York, where Financial Guaranty is domiciled, including New York’s comprehensive financial guaranty insurance law. That law, among other things:

•	limits the business of each financial guaranty insurer to financial guaranty insurance (and related lines);

•	requires that each financial guaranty insurer maintain a minimum surplus to policyholders;

•

establishes limits on the aggregate net amount of exposure that may be retained in respect of a particular issuer or revenue source (known as single risk limits) and on the aggregate net amount of exposure that may be retained in respect of particular types of risk as compared to the policyholders’ surplus (known as aggregate risk limits); and

•	establishes contingency, loss and unearned premium reserve requirements.

In addition, Financial Guaranty is also subject to the applicable insurance laws and regulations of all other jurisdictions in which it is licensed to transact insurance business. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance regulators, vary by jurisdiction.

Insurer Capitalization

The following table sets forth the capitalization of Financial Guaranty and subsidiaries as of December 31, 2005, December 31, 2006 and March 31, 2007, on the basis of U.S. generally accepted accounting principles, or GAAP.

	December 31, 2005	December 31, 2006	March 31, 2007
	(audited)	(audited)	(unaudited)
	(millions)
Unearned premiums	$1,201	$1,348	$1,367
Other liabilities	144	960	937

Total liabilities	1,345	2,308	2,304

Stockholder’s equity:
Common stock	15	15	15
Additional paid-in capital	1,895	1,902	1,904
Accumulated other
Comprehensive income (loss), net of tax	(14)	6	5
Retained earnings	471	715	785

Total stockholder’s equity	2,367	2,638	2,709

Total liabilities and stockholder’s equity	$3,712	$4,946	$5,013

Incorporation of Certain Insurer Documents by Reference; Available Insurer Information

Included as Exhibits 99.2 and 99.3 to our Current Report on Form 8-K filed by us on May 10, 2007 (SEC File No. 001-03523) and incorporated by reference in this prospectus supplement and the registration statement of which this prospectus forms a part are the following financial statements:

•

the audited consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006; and

•	the unaudited consolidated financial statement of Financial Guaranty Insurance Company and subsidiaries as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006.

Any statement contained herein under the heading “—The Insurer” or in Financial Guaranty’s financial statements shall be modified or superseded to the extent required by any statement in any document subsequently incorporated by reference in this prospectus supplement with the approval of Financial Guaranty and shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All financial statements of Financial Guaranty (if any) included in documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the bonds shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing of such documents.

The New York State Insurance Department recognizes only statutory accounting practices, or SAP, for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. Although Financial Guaranty prepares both GAAP and SAP financial statements, no consideration is given by the New York State Insurance Department to financial statements prepared in accordance with GAAP in making such determinations. A discussion of the principal differences between SAP and GAAP is contained in the notes to Financial Guaranty’s audited SAP financial statements.

Copies of Financial Guaranty’s most recently published GAAP and SAP financial statements are available upon request to:

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

Attn: Corporate Communications Department

(212) 312-3000

The Insurer’s Credit Ratings

The financial strength of Financial Guaranty is rated “AAA” by S&P, “Aaa” by Moody’s and “AAA” by Fitch. Each rating of Financial Guaranty should be evaluated independently. The ratings reflect the respective ratings agencies’ current assessments of the insurance financial strength of Financial Guaranty. Any further explanation of any rating may be obtained only from the applicable rating agency as described in the section of this prospectus supplement captioned “Ratings.” These ratings are not recommendations to buy, sell or hold the bonds, and are subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the bonds. Financial Guaranty does not guarantee the market price or investment value of the bonds nor does it guarantee that the ratings on the bonds will not be revised or withdrawn.

RATINGS

It is anticipated that S&P, Moody’s and Fitch will assign the bonds the ratings of “AAA,” “Aaa” and “AAA,” respectively, conditioned upon the issuance and delivery by Financial Guaranty at the time of delivery of the bonds of the policy, insuring the timely payment of the principal of and interest on the bonds. Such ratings reflect only the views of such ratings agencies, and are not recommendations to buy, sell or hold the bonds. An explanation of the significance of such ratings, which should each be evaluated independently of each other, may be obtained only from such rating agencies at the following addresses: Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor’s Ratings Services, 25 Broadway, New York, New York 10004; and Fitch, One State Street Plaza, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither we nor any underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the bonds.

At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P — AAA, AA, A and BBB, for Moody’s — Aaa, Aa, A and Baa and for Fitch — AAA, AA, A and BBB. Standard & Poor’s defines “AAA” as the highest rating assigned to a debt obligation. Moody’s defines “Aaa” as representing the best quality debt obligation carrying the smallest degree of investment risk. Fitch defines “AAA” as representing the highest credit quality and denoting the lowest expectation of credit risk.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following are the material U.S. federal income tax consequences of ownership and disposition of the bonds. This discussion only applies to bonds that meet all of the following conditions:

•

they are purchased by those initial holders who purchase bonds at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the bonds is sold for money;

•	they are held as capital assets; and

•	they are beneficially owned by Non-U.S. Holders (as defined below).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax exempt entities;

•	insurance companies;

•	persons liable for the alternative minimum tax;

•	dealers in securities or foreign currencies;

•	persons holding bonds as part of a hedge, straddle or other integrated transaction; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of bonds are urged to consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a bond that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a bond.

Subject to the discussion below concerning backup withholding:

•

payments of principal and interest on the bonds by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States,

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below;

•

a Non-U.S. Holder of a bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such bond, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Interest not effectively connected with the conduct of a trade or business in the United States will not be exempt from withholding tax unless the beneficial owner of that bond certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

Effectively Connected Income

If a Non-U.S. Holder of a bond is engaged in a trade or business in the United States, and if interest on or gain with respect to the bond is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to us a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax with respect to interest. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of bonds including the possible imposition of an additional 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns will be filed with the U.S. Internal Revenue Service in connection with payments on the bonds. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the U.S. Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the bonds or on the proceeds from a sale or other disposition of the bonds. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We intend to offer the bonds through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the bonds listed opposite their names below.

Underwriter	Principal Amount of Bonds
Citigroup Global Markets Inc.	$
Wachovia Capital Markets, LLC
UBS Securities LLC
Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.

Total	$

The underwriters have agreed to purchase all of the bonds sold pursuant to the underwriting agreement if any of these bonds are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

An underwriting discount of         % per bond will be paid by Westar; provided, however, that for sales to certain institutions, an underwriting discount of         % per bond will be paid by Westar. The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering based on an average weighted underwriting discount for retail and institutional sales of         %.

Per bond	$

Total	$

Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to         % (        % in the case of sales to certain institutions) of the principal amount of the bonds. Any such securities dealers may resell any bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to         % (        % in the case of sales to certain institutions) of the principal amount of the bonds. If all the bonds are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be $1,325,000 and are payable by us.

New Issue of Bonds

The bonds are a new issue of securities with no established trading market. We intend to apply to list the bonds on the New York Stock Exchange, and, if approved, we expect trading in the bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet the requirements for listing the bonds, the underwriters will undertake to sell the bonds to a minimum of 400 beneficial owners. We have been advised by the underwriters that they presently intend to make a market in the bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the bonds or that an active public market for the bonds will develop. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the bonds. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the bonds. If the underwriters create a short position on the bonds in connection with the offering, that is, if they sell more bonds than are on the cover page of this prospectus supplement, the underwriters may reduce the short positions by purchasing bonds in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have provided us and our affiliates with, and may in the future provide, various investment banking, commercial banking and other financial services for which they have received, and may in the future receive, customary fees. Certain affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC (both of which are underwriters of the bonds in this offering) are documentation agents and lenders under our revolving credit facility, and certain affiliates of the other underwriters are lenders under our revolving credit facility. Because a portion of the proceeds from this offering will be applied to repay borrowings under the revolving credit facility, the respective affiliates of these underwriters will receive 10% or more of those net proceeds through repayment of those borrowings. This offering is being conducted in compliance with an exemption contained in Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

Various legal matters relating to the offering will be passed upon for us by Larry D. Irick, Esq., our General Counsel, and Davis Polk & Wardwell, Menlo Park, California. Mr. Irick is a stockholder of ours and a holder of restricted share units. Certain matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Westar’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption of new accounting standards in 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Financial Guaranty Insurance Company and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 appearing in our Current Report on Form 8-K filed with the SEC on May 10, 2007, which are incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

APPENDIX A

FORM OF POLICY

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Surety Bond

Issuer: Westar Energy, Inc.	Policy Number:
Control Number:
Obligations: $ First Mortgage Bonds, % Series due 2047	Premium:

Financial Guaranty Insurance Company (“Financial Guaranty”), a New York stock insurance company, in consideration of the payment of the premium and subject to the terms of this Surety Bond (the “Policy”), hereby unconditionally and irrevocably agrees to pay to U.S. Bank Trust National Association or its successor, as its agent (the “Fiscal Agent”), for the benefit of Bondholders, that portion of the principal and interest on the above-described debt obligations (the “Bonds”) which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer.

Financial Guaranty will make such payments to the Fiscal Agent on the date such principal or interest becomes Due for Payment or on the Business Day next following the day on which Financial Guaranty shall have received Notice of Nonpayment, whichever is later. The Fiscal Agent will disburse to the Bondholder the face amount of principal and interest which is then Due for Payment but is unpaid by reason of Nonpayment by the Issuer but only upon receipt by the Fiscal Agent, in form reasonably satisfactory to it, of (i) evidence of the Bondholder’s right to receive payment of the principal or interest Due for Payment and (ii) evidence, including any appropriate instruments of assignment, that all of the Bondholder’s rights to payment of such principal or interest Due for Payment shall thereupon vest in Financial Guaranty. Upon such disbursement, Financial Guaranty shall become the owner of the Bond, appurtenant coupon or right to payment of principal or interest on such Bond and shall be fully subrogated to all of the Bondholder’s rights thereunder, including the Bondholder’s right to payment thereof.

This Surety Bond is not cancellable for any reason. The premium on this Surety Bond is not refundable for any reason, including the payment of the Bonds prior to their stated maturity. This Surety Bond does not insure against loss of any prepayment premium which may at any time be payable with respect to any Bond.

As used herein, the term “Bondholder” means, as to a particular Bond, the person other than the Issuer who, at the time of Nonpayment, is entitled under the terms of such Bond to payment thereof. “Due for Payment” means, when referring to the principal of a Bond, the stated maturity date thereof and does not refer to any earlier date on which payment is due by reason of call for redemption, acceleration or other advancement of maturity and means, when referring to interest on a Bond, the stated date for payment of interest. “Nonpayment” in respect of a Bond means the failure of the Issuer to have provided sufficient funds to the paying agent for payment in full of all principal and interest Due for Payment on such Bond. “Notice” means telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from a Bondholder or a paying agent for the Bonds to Financial Guaranty. “Business Day” means any day other than a Saturday, Sunday or a day on which the Fiscal Agent is authorized by law to remain closed.

A-1

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

T 212·312·3000

T 800·352·0001

Surety Bond

It is further understood that the term “Nonpayment” in respect of a Bond includes any payment of principal or interest made to a Bondholder by or on behalf of the issuer of such Bond which has been recovered from such Bondholder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction

In Witness Whereof, Financial Guaranty has caused this Surety Bond to be affixed with its corporate seal and to be signed by its duly authorized officer in facsimile to become effective and binding upon Financial Guaranty by virtue of the countersignature of its duly authorized representative.

President	Authorized Representative

Effective Date:

U.S. Bank Trust National Association, acknowledges that it has agreed to perform the duties of Fiscal Agent under this Policy.

Authorized Officer

A-2

PROSPECTUS

The following are types of securities that may be offered and sold under this prospectus:

• Common stock	• Unsecured subordinated debt securities
• Preferred stock	• First mortgage bonds
• Preference stock	• Warrants
• Depositary shares	• Purchase contracts
• Unsecured senior debt securities	• Units

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR”. On April 4, 2007, the closing price on the New York Stock Exchange for our common stock was $27.80.

We will describe in the prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights
• Interest rate	• Redemption terms	• Liquidation amount
• Sinking fund terms	• Listing on a securities exchange	• Subsidiary guarantees
• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 18 of our annual report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is April 5, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We refer to Westar Energy, Inc. in this prospectus as “Westar” or “we,” “us,” “our” or comparable terms and to Kansas Gas and Electric Company as “KGE.”

i

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 669,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas. Both Westar Energy and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.westarenergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see the section of this prospectus captioned “Available Information”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning matters such as, but not limited to:

•	amount, type and timing of capital expenditures,

•	earnings,

•	cash flow,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	regulatory matters,

•	nuclear operations, and

•	the overall economy of our service area.

What happens in each case could vary materially from what we expect because of such things as:

•	regulated and competitive markets,

•	economic and capital market conditions,

•	changes in accounting requirements and other accounting matters,

•	changing weather,

•	the ultimate impact of the remand by the Kansas Court of Appeals to the Kansas Corporation Commission arising from appeals filed by interveners of portions of the December 28, 2005 rate Order,

•	the impact of regional transmission organizations and independent system operators, including the development of new market mechanisms for energy markets in which we participate,

•	rates, cost recoveries and other regulatory matters including the outcome of our request for reconsideration of the September 6, 2006 Federal Energy Regulatory Commission order,

•	the impact of changes and downturns in the energy industry and the market for trading wholesale electricity,

•

the outcome of the notice of violation received January 22, 2004 from the Environmental Protection Agency and other environmental matters including possible future legislative or regulatory mandates related to carbon dioxide emissions and climate change,

•	political, legislative, judicial and regulatory developments at the municipal, state and federal level that can affect us or our industry,

•

the impact of our potential liability to David C. Wittig and Douglas T. Lake for unpaid compensation and benefits and the impact of claims they have made against us related to the termination of their employment and the publication of the report of the special committee of the board of directors,

•	the impact of changes in interest rates,

•

the impact of changes in interest rates on pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on pension plan assets,

•	the impact of changes in estimates regarding our Wolf Creek Generating Station decommissioning obligation,

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities,

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal,

•	homeland security considerations,

•	coal, natural gas, uranium, oil and wholesale electricity prices,

•	availability and timely provision of equipment, supplies, labor and fuel we need to operate our business, and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. See “Available Information” and “Incorporation of Certain Documents by Reference.” Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2006	2005	2004	2003	2002
2.25x	2.05x	1.62x	1.81x	1.23x

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For the Fiscal Years Ended December 31,
2006	2005	2004	2003	2002
2.24x	2.03x	1.61x	1.80x	1.22x

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees. Preferred security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

DIVIDEND POLICY

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series.

Quarterly dividends on common stock and preferred stock normally are paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On February 21, 2007, we declared a first-quarter 2007 dividend of $0.27 per share on our common stock, which we paid on April 2, 2007, and our board of directors reaffirmed its dividend policy of maintaining an annual dividend payout level of approximately 60% to 75% of on-going earnings.

Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock”.

DESCRIPTION OF CAPITAL STOCK

The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

As used in this section of this prospectus and under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Our authorized capital stock under the articles of incorporation consists of 150,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value.

Common Stock

Our authorized common stock consists of 150,000,000 shares, $5.00 par value, of which 87,394,886 shares were issued and outstanding as of December 31, 2006. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of December 31, 2006, there were 26,704 holders of record of our common stock. The articles of incorporation do not provide for preemptive or other subscription rights of the holders of common stock. We are the transfer agent and registrar for our common stock.

Our articles of incorporation limit the payment of dividends or other distributions on the common stock under certain conditions. As long as there is any preferred stock outstanding, we cannot pay dividends or other distribution on common stock unless all past preferred stock dividends have been paid and all preferred stock dividends payable in the current quarter have been paid or declared and a sum sufficient for their payment set aside.

In addition, dividends or distributions on our common stock may be limited depending on our capitalization ratio (“Capitalization Ratio”) which is defined in our articles of incorporation as a fraction, the numerator of which is the total of common stock, preference stock (together, “Subordinated Stock”), premium on Subordinated Stock and surplus accounts subject to certain adjustments, and the denominator of which is long term debt and the total stated capital or par value of all issued and outstanding capital stock of all classes, including premium thereon and surplus accounts subject to certain adjustments. The Capitalization Ratio is measured at the end of the second calendar month immediately preceding the date of the proposed dividend or distribution and after giving effect to such proposed dividend or distribution and is calculated on an unconsolidated basis.

If the Capitalization Ratio is less than 20%, then total dividends and distributions on all Subordinated Stock for the 12 months ending with and including the date of the proposed payment may not exceed 50% of Available Net Income, which is defined as total net income available for dividends on Subordinated Stock for the 12 calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment, subject to certain adjustments. If the Capitalization Ratio is at least 20% but less than 25%, then total dividends and distributions on all Subordinated Stock may not exceed 75% of Available Net Income. Except to the extent permitted by the foregoing, we may not pay any dividends or make distributions on Subordinated Stock that would reduce the Capitalization Ratio to less than 25%, and dividends and distributions on common stock may only be paid out of surplus or net profits legally available for the payment of dividends.

As of December 31, 2006, our Capitalization Ratio exceeded 25%.

Preferred Stock

We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (1) the rate of dividend; (2) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (3) terms and conditions of conversion, if any; and (4) terms of sinking fund, redemption or purchase account, if any.

As of December 31, 2006, we had three series of $100.00 par value preferred stock outstanding, the 4 1/2% Series (121,613 shares outstanding), the 4 1/4% Series (54,970 shares outstanding) and the 5% Series (37,780 shares outstanding), and no shares of no par value preferred stock were outstanding. Dividends on the outstanding series of preferred stock are cumulative and payable quarterly. Each series of preferred stock is redeemable at any time, in whole or in part, at the redemption price for such series, plus accrued and unpaid dividends.

The preferred stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

We may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class:

(1) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (2) through (4) in the first paragraph under the caption “—Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof; or

(2) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless

•

aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith and

•

our net earnings (as defined in our articles of incorporation) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in our articles of incorporation), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

The articles of incorporation also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not:

(1) merge or consolidate with or into any other corporation;

(2) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or

(3) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of

•	the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference,

•	our earned surplus, and

•	our capital surplus

in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof.

Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects:

•	the rate of dividend;

•	whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption;

•	the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up;

•	terms and conditions of conversion, if any;

•	terms of sinking fund, redemption or purchase account, if any; and

•	any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof.

There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

Article XVII of the articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any shareholders other than any shareholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder.

Article XVII does not apply to any business combination with an Interested Stockholder

(1) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or

(2) in which the cash or fair market value of the consideration offered in such business combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

Our articles of incorporation and by-laws provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the by-laws, directors may be removed only for cause as set forth therein. Provisions in our by-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock or preference stock.

General

We may, at our option, elect to have shares of preferred stock or preference stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock or preference stock underlying such depositary share, to all the rights and preferences of the preferred stock or preference stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock or preference stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock or preference stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock or preference stock to the record holders of depositary shares representing such preferred stock or preference stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock or preference stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock or preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock or preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock or preference stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock or preference stock underlying the depositary shares. Whenever we redeem preferred stock or preference stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock or preference stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock or preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock or preference stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock or preference stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or preference stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock or preference stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or preference stock and any exchange or redemption of the preferred stock or preference stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock or preference stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred or preference stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, preference stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•

in the case of senior debt securities, under a senior indenture dated August 1, 1998, which we refer to as the senior indenture, between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee); and

•

in the case of subordinated debt securities, under a subordinated indenture, which we refer to as the subordinated indenture, to be entered into among us, and The Bank of New York Trust Company, N.A., as trustee.

The senior indenture is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this section of this prospectus, the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Certain Terms of the Subordinated Debt Securities—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal and interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund;

(9) the terms of any conversion or exchange;

(10) the terms of any redemption at the option of holders or put by the holders;

(11) any tax indemnity provisions;

(12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

(13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(14) whether and upon what terms debt securities may be defeased;

(15) any events of default or covenants in addition to or in lieu of those set forth in the indentures;

(16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

(17) the right, if any, to “reopen” a series of debt securities and issue additional debt securities of such series; and

(18) any additional provisions or other special terms not inconsistent with the provisions of the indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series. In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations. You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Securities may be issued under the senior or subordinated indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries (other than subsidiary guarantors). Holders of our debt securities are our creditors and not creditors of any of our subsidiaries (other than subsidiary guarantors). As a result, all the existing and future liabilities of our subsidiaries (other than any subsidiary guarantors with respect to any series of debt securities that are guaranteed), including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

Our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend in part upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for any subsidiary guarantors with respect to guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Second Amended and Restated Credit Agreement, dated March 17, 2006, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Terms of the Senior Debt Securities

Our obligations under the senior debt securities, including the payment of principal, premium, if any, any interest, may be fully and unconditionally guaranteed by one or more of our wholly-owned subsidiaries named in a prospectus supplement. Such guarantees will rank equally with all other general unsecured and unsubordinated obligations of such subsidiary guarantors.

Certain Covenants

Any covenants which may apply to a particular series of senior debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The senior indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of senior debt securities, the company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the company is not the survivor, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all the obligations of the company under the senior indenture, the senior debt securities and any coupons;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

(4) immediately after the transaction no Default (as defined in “—Default and Remedies”) exists.

The successor shall be substituted for us, and thereafter all our obligations under the senior indenture, the senior debt securities and any coupons shall terminate.

Exchange of debt securities

Registered senior debt securities may be exchanged for an equal aggregate principal amount of registered senior debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered senior debt securities at an agency maintained by us for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of senior debt securities will occur if:

(1) an Obligor defaults in any payment of interest on any senior debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2) an Obligor defaults in the payment of the principal and premium, if any, of any senior debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3) an Obligor defaults in the payment or satisfaction of any sinking fund obligation with respect to any senior debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

(4) an Obligor defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(5) an Obligor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Obligor in an involuntary case,

(B) appoints a Custodian for an Obligor or for all or substantially all of its property, or

(C) orders the liquidation of an Obligor, and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in such series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33 1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

For purposes of this section, the term “Obligor” shall mean each of us and any subsidiary guarantor identified in a securities resolution or supplemental indenture, in each case excluding such entity’s subsidiaries.

The trustee may require indemnity satisfactory to it before it enforces the senior indenture or the senior debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. Except in the case of Default in payment on a series, the trustee may withhold from holders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such holders. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the senior indenture.

The failure to redeem any senior debt securities when such redemption is subject to the occurrence of a condition prior to redemption, is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The senior indenture does not have a cross-default provision. Thus, a default by any Obligor on any other debt, including any other series of senior debt securities, would not constitute an Event of Default.

Amendments and Waivers

The senior indenture and the senior debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the senior debt securities and the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of the series. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of senior debt securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any senior debt security;

(3) change the fixed maturity of any senior debt security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which the principal or interest on a senior debt security is payable;

(6) make any change that materially adversely affects the right to convert any senior debt security; or

(7) waive any Default in payment of interest on or principal of a senior debt security.

Without the consent of any holder, the senior indenture or the senior debt securities may be amended:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of company obligations to securityholders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the indenture shall not apply to a series of senior debt securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Senior debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen senior debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the senior debt securities of the series and any related coupons and the senior indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

We may exercise its legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust (the defeasance trust) with the trustee or another trustee, money or U.S. Government Obligations, deliver a certificate from a public accounting firm registered with the Public Company Accounting Oversight Board, expressing such firm’s opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all senior debt securities of such series to maturity or redemption, as the case may be, and (2) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the senior debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no Default occurs during the three-month period. The trustee provides services to us as a depository of funds, registrar, trustee and similar services.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any subsidiary guarantor to which we and such guarantor are a party, including our, and the subsidiary guarantors’, guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, preference stock, common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, preference stock or common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

The holder of a convertible debt security may convert a portion thereof which is $1,000 or any multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate for debt securities convertible into common stock will be subject to adjustment as set forth in the indentures if we:

•	pay a dividend or make a distribution on our common stock in shares of our common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares;

•	combine our outstanding shares of common stock into a smaller number of shares;

•	pay a dividend on our common stock in shares of our capital stock other than common stock;

•	issue by reclassification of our common stock in shares of our capital stock; or

•	pay cash dividends or make cash distributions in excess of certain threshold amounts.

No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. The conversion rate for debt securities convertible into securities other than our common stock may be subject to adjustment pursuant to the applicable securities resolution.

Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

The bonds, when issued may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

(1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

(2) the principal amount of bonds retired or to be retired (except out of trust monies); and

(3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

•

on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien; and

•	on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “—Modification of the Mortgage.”

Release and Substitution of Property

The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “—Modification of the Mortgage.”

Priority and Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage are:

•	cash and accounts receivable;

•	contracts or operating agreements;

•	securities not pledged under the mortgage;

•	electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

•	merchandise, appliances and supplies held for resale or lease to customers.

There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly-owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the bonds or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The mortgages will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Second Amended and Restated Credit Agreement, dated March 17, 2006, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

Modification of the Mortgage

The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

(1) the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

(2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

(3) the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

(4) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

(5) the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

We have also reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created on or after June 1, 2004, to:

(1) Amend the mortgage to allow us or any successor entity to issue substitute bonds (or similar instruments) for any outstanding bonds, provided that such substitute bonds (or similar instruments) carry ratings equal to or better than the then current ratings of the bonds which are being replaced and that certain other conditions are satisfied. The mortgage and deed of trust under which any such substitute bonds (or similar instruments) may be issued may contain terms and conditions different from the mortgage;

(2) Eliminate as an event of default the failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

(3) Eliminate the net earnings test in connection with certain acquisitions of property;

(4) Add nuclear fuel to the definition of property additions;

(5) Make certain amendments to modernize and clarify the terms of the mortgage. These amendments will not adversely affect the rights of holders of bonds and may include the following provisions, among others: (i) simplification of the trustee provisions; (ii) the addition of a governing law clause; (iii) the addition of defeasance provisions for future issuances of bonds; (iv) elimination of maintenance and improvement fund requirements for future issuances of bonds (which requirements will instead be added to specific series of bonds); (v) simplification of the release provisions for obsolete property, de minimis property releases and substitution of property and unfunded property; (vi) the ability to issue global or uncertificated securities; (vii) clarification of our ability to issue variable rate bonds under the mortgage and (viii) amendment of the definitions of excepted property and permitted liens.

Events of Default

An event of default under the mortgage includes:

•	default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

•	default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

•

default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

•	failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000; and

•	certain events in bankruptcy, insolvency or reorganization.

The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with reasonable indemnity against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States Federal income tax considerations;

•	if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We must, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts.

Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•

all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a description of any guarantee by any of our subsidiaries of our obligations under the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the first mortgage bonds, debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth herein, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them,

Principal, premium, if any, and interest payments on debt securities or first mortgage bonds, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities, Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Kansas law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Davis Polk & Wardwell will pass upon the validity of the securities to be offered by this prospectus. Mr. Irick is a Westar Energy stockholder and holder of restricted share units.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Westar’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption of new accounting standards in 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, copies of our senior indenture and subordinated indenture, a copy of our mortgage, forms of our senior debt security and subordinated debt security and specimen common stock, preferred stock and preference stock certificates. We will file a form of unit agreement, purchase contract agreement, pledge agreement, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, deposit agreement and depositary share under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC and incorporate by reference herein. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007.

•

The section of the Definitive Proxy Statement on Schedule 14A for the 2007 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006.

•	Report on Form 8-K filed on February 27, 2007.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Investor Relations

(785) 575-1898